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                                                                     Exhibit 4.2


                       AMENDMENT TO STOCK OPTION AGREEMENT

                UNDER THE APPLIED PROCESS SOLUTIONS INCORPORATED

                         AMENDED 1998 STOCK OPTION PLAN

         This Amendment is made as of the ___ day of ____, 2000, by and between Hanover Compressor Company, Inc., a Delaware corporation ("Hanover") and [name] ("Optionee").

         The Optionee and Applied Process Solutions, Inc., a Delaware corporation ("APSI") previously entered into one or more Stock Option Agreements (the "Option Agreements") pursuant to which Optionee has been granted various options (the "Options") to purchase shares of common stock $0.01 par value per share of APSI (the "APSI Stock") under APSI's Amended 1998 Stock Option Plan (the "Option Plan").

         Pursuant to an Agreement and Plan of Merger dated as of May 3, 2000 (the "Merger Agreement") by and among Hanover, APSI Acquisition Corporation (the "Merger Sub") and APSI, APSI was merged with and into Merger Sub and APSI became a wholly owned subsidiary of Hanover (the "Merger"). Whereby at the effective time of the Merger (the "Effective Time") and pursuant to the Merger Agreement all unexercised Options were converted into options to purchase shares of common stock $0.001 par value per share of Hanover (the "Hanover Stock") which shall be exercisable and shall vest upon the same terms and conditions as set forth in the Option Agreements, except as modified by this Amendment.

         Hanover, APSI and Optionee hereby amend the Option Agreements to provide as follows:

         1. As of the Effective Time all unexercised Options will be assumed by Hanover and converted automatically into options to purchase shares of Hanover Stock (each, a "Hanover Option") in an amount and at an exercise price determined as follows:

         (i) the number of shares of Hanover Stock to be subject to the Hanover Option shall be equal to the product of (A) the number of shares of APSI Stock remaining subject to the Option immediately prior to the Effective Time multiplied by (B) 114.58, provided that any fractional shares of Hanover Stock resulting from such multiplication shall be rounded down to the nearest share; and

         (ii) the exercise price per share of Hanover Stock under the Hanover Option shall be equal to the exercise price per share of APSI Stock under the applicable Option Agreement divided by 114.58, provided that such exercise price shall be rounded down to the nearest cent.

         2. All references to the "Company" in the Option Agreements shall be deemed, as appropriate, to include Hanover after the Effective Time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                           HANOVER COMPRESSOR COMPANY, INC.



Date: ___________________________          By: ____________________________


                                           OPTIONEE

Date: ___________________________          ________________________________